Exhibit 5.1
[Dorsey & Whitney LLP Letterhead]
August 22, 2006
Otter Tail Corporation
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of up to 1,500,000 of its Common Shares, $5 par value per share (the “Shares”), issuable pursuant to the Company’s 1999 Stock Incentive Plan, as amended, and the Company’s 1999 Employee Stock Purchase Plan, as amended (together, the “Plans”).
     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, any relevant agreements thereunder, and the Order or Orders of the Minnesota Public Utilities Commission, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP
GLT